SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2003

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State of incorporation)	Commission File Number	(IRS employer identification)

222 Piedmont Avenue NE NE Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 404-659-1224

Item 7. Financial Statements and Exhibits

(c) Exhibits

Number

99.1 Press release dated July 17, 2003, regarding the financial results of Oxford Industries, Inc. ("Oxford") for the twelve months and the fourth quarter of Oxford's fiscal 2003.

Item 12. Other Events

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of Oxford's press release dated July 17, 2003, reporting Oxford's financial results for the twelve months and the fourth quarter of Oxford's fiscal 2003. This press release is not to be deemed filed pursuant to the Securities Exchange Act of 1934 or to form a part of the Registrant's public disclosure in the United States or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXFORD INDUSTRIES, INC.

By:/s/Thomas Caldecot Chubb III.
Thomas Caldecot Chubb III
Vice President Law and Administration

Date: July 17, 2003

Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact: J. Reese Lanier, Jr.

Telephone: (404) 653-1446

Fax: (404) 653-1545

E-Mail: rlanier@oxfordinc.com

FOR IMMEDIATE RELEASE

July 17, 2003

Oxford Industries Announces Fourth Quarter and Fiscal 2003 Results

Full-Year Net Sales Grow 13% to $765 Million

Full-Year Earnings Per Share grow 91% to $2.68

Expects Strong Fiscal 2004 Results, Issues EPS Guidance of $4.35 to $4.65

ATLANTA, GA. Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the fourth quarter and full year ended May 30, 2003. The company reported that, for the full year, net sales increased approximately 13% to $765 million versus $677 million during fiscal 2002. Fully diluted earnings per share for the full year increased approximately 91% to $2.68 versus $1.40 in fiscal 2002.

For the fourth quarter, Oxford reported that net sales increased approximately 3% to $198 million versus $192 million in the fourth quarter of last year. Due to expenses incurred in connection with the closure of its Izod Club golf business and interest and fees related to the Viewpoint acquisition, the Company reported a decline in fully diluted earnings per share to $0.60 versus $0.74 in the fourth quarter of fiscal 2002.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford commented, "We are very pleased with our progress during the past year with respect to financial results, operations, and strategic positioning. These accomplishments are particularly meaningful given the challenging economic and retail environment that prevailed during the period. All four of our operating groups showed sales and earnings growth for the year."

Lanier Clothes, the company's tailored clothing group, reported a 3% sales increase for the year and saw enhanced profitability during both the fourth quarter and the full year due to lower markdowns and greater manufacturing and sourcing efficiencies. Better than expected shipments of women's sportswear led the Oxford Womenswear Group to an 11% sales increase in the fourth quarter and a 22% increase for the year. Oxford Slacks achieved a sales increase of 1% for the fourth quarter and 20% for the full year, driven by the rollout of Lands' End product to Sears retail stores. The Oxford Shirt Group also benefited from the introduction of a Lands' End assortment to Sears stores, with a 6% sales increase for the year.

Gross margins for the year increased 1.2 percentage points to 20.9% for fiscal 2003 due to favorable sourcing costs and higher capacity utilization rates at company-owned manufacturing facilities. Operating expenses declined as a percentage of sales to 16.3% from 17.1%. Expense leverage was partially offset by a portion of the transaction costs for the Viewpoint acquisition and by costs to shut down the Izod Club golf business.

Mr. Lanier noted, "Supply chain management initiatives paid handsome dividends in the form of lower markdowns and improved inventory turns over the course of the year. Additionally, improvements in sourcing and manufacturing efficiencies led to higher gross margins. The net result was a dramatic improvement in our profitability."

Mr. Lanier continued, "Most importantly this year, we made enormous progress in the long-term strategic positioning of Oxford Industries. We announced and subsequently completed the acquisition of Viewpoint International, Inc., owner of the Tommy Bahama® brand. Tommy Bahama is a compelling lifestyle brand that brings to Oxford a host of new opportunities. Viewpoint and Oxford are quite complementary in terms of products, customers, price points, skill sets and distribution channels. The combination of our two businesses creates a broadly diversified apparel company with exciting prospects for continued sales growth and significant opportunities for incremental profitability improvements."

The balance sheet reflects the proceeds of the senior notes offering that were held in escrow from May 16, 2003, until the Viewpoint acquisition was closed on June 13, 2003. Interest and financing fees incurred in connection with the offering accounted for all of the increase in interest expense over the previous year.

Also today, Oxford issued financial guidance for fiscal 2004. The company expects to report fiscal 2004 sales, which will include the results of Viewpoint, of between $1.05 billion and $1.1 billion. It expects to report earnings per fully diluted share in the range of $4.35 to $4.65. For the first quarter, the company anticipates sales in the range of $230 to $240 million and earnings per share in the range of $0.75 to $0.80. For the second quarter, the company anticipates sales in the range of $245 to $255 million and earnings per share in the range of $0.80 to $0.85. For the third quarter, the company believes appropriate targets for sales are in the range of $280 to $295 million and for earnings per share of between $1.20 and $1.30. For the fourth quarter, the company believes appropriate targets for sales are in the range of $295 to $310 million and for earnings per share of between $1.60 and $1.70.

Mr. Lanier concluded, "We believe that, while the market environment is likely to remain challenging, we have an excellent opportunity to demonstrate superior results over the course of the coming year. Fiscal 2003 has been a dramatic and exciting time for the development of our business and we are now looking forward to leveraging the infrastructure improvements and the strategic progress we have made to deliver strong returns and enhanced value for our shareholders."

The company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available from July 17, 2003 through July 24, 2003. To access the telephone replay, domestic participants should dial (877) 519-4471, and international participants should dial (973) 341-3080. The access code for the replay is 4047213. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.

Oxford Industries, Inc. is a diversified international manufacturer and wholesale marketer of branded and private label apparel for men, women and children. With manufacturing and sourcing operations in over 40 countries around the globe, Oxford provides retailers and consumer with a wide variety of apparel products and services to suit their individual needs. Major licensed brands include Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, and Oscar de la Renta®. Oxford's private label customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchandisers, department stores, specialty stores and Internet retailers.

Oxford Industries recently purchased Viewpoint International, the owner of the Tommy Bahama brand of lifestyle apparel and home furnishings. This brand includes upscale men's and women's sportswear, swimwear, accessories and a complete home collection. Viewpoint also produces two additional collections under the Tommy Bahama label, Indigo Palms™ and Island Soft™. It operates over 30 Tommy Bahama retail locations across the country, including six retail/restaurant compounds.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. Please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the Viewpoint acquisition, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) the price and availability of raw materials; (6) our dependence on and relationships with key customers; (7) the ability of our third party producers to deliver quality products in a timely manner; (8) potential disruptions in the operation of our distribution facilities; (9) economic and political conditions in the foreign countries in which we operate or source our products; (10) regulatory risks associated with importing products; (11) the impact of labor disputes and wars or acts of terrorism on our business; (12) increased competition from direct sourcing; (13) our ability to maintain our licenses; (14) our ability to protect our intellectual property and prevent our trademarks and service marks and goodwill from being harmed by competitors' products; (15) our reliance on key management; (16) our inability to retain premium pricing on Tommy Bahama products due to competitive or other factors; (17) the impact of reduced travel to resort locations on our sales; (18) risks related to our operation of restaurants under the Tommy Bahama name; (19) the integration of Viewpoint into our company; (20) the expansion of our business through the Viewpoint acquisition into new businesses; (21) our ability to successfully implement our growth plans for Tommy Bahama; (22) our ability to open new Tommy Bahama stores; and (23) unforeseen liabilities associated with the acquisition of Viewpoint and other businesses.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Exhibit 99.1 to Oxford's Current Report on Form 8-K dated July 16, 2003; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.

OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

$ in thousands except per share amounts	Quarters Ended		Twelve Months Ended
	May 30, 2003	May 31, 2002	May 30, 2003	May 31, 2002
Net Sales	$ 198,073	$ 191,711	$ 764,602	$ 677,264
Cost of goods sold	156,923	151,240	604,891	544,016
Gross Profit	41,150	40,471	159,711	133,248
Selling, general and administrative	31,900	31,005	124,362	115,729
Earnings Before Interest and Taxes	9,250	9,466	35,349	17,519
Interest expense, net	1,786	166	1,935	243
Earnings Before Income Taxes	7,464	9,300	33,414	17,276
Income Taxes	2,837	3,673	13,087	6,704
Net Earnings	$ 4,627	$ 5,627	$ 20,327	$ 10,572
Basic Earnings Per Common Share	$0.61	$0.75	$2.70	$1.41
Diluted Earnings Per Common Share	$0.60	$0.74	$2.68	$1.40
Basic Number of Shares Outstanding	7,519,866	7,513,659	7,517,360	7,493,678
Diluted Number of Shares Outstanding	7,609,272	7,592,585	7,571,645	7,549,277
Dividends Per Share	$0.21	$0.21	$0.84	$0.84

OXFORD INDUSTRIES, INC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

$ in thousands	May 30, 2003	May 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$ 24,091	$ 17,591
Receivables	110,304	103,198
Inventories:
Finished goods	64,695	54,382
Work in process	11,981	11,681
Fabric, trim & supplies	27,658	18,478
Total inventories	104,334	84,541
Prepaid expenses	12,631	9,754
Total current assets	251,360	215,084
Property, plant and equipment	21,971	27,188
Restricted cash in escrow	204,986	-
Other assets, net	15,929	8,241
Deferred income taxes	119	-

Total Assets	$ 494,365	$ 250,513

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$ 59,031	$ 43,320
Accrued compensation	23,556	12,752
Other accrued expenses	15,063	12,250
Dividends payable	1,579	1,578
Income taxes payable	2,551	-
Current maturities of long-term debt	134	255
Total Current Liabilities	101,914	70,155
Long term debt, less current maturities	198,586	139
Noncurrent liabilities	4,500	4,500
Deferred income taxes	-	518
Stockholders' Equity:
Common stock	7,522	7,515
Additional paid in capital	14,759	14,615
Retained earnings	167,084	153,071
Total Stockholders' equity	189,365	175,201
Total Liabilities and Stockholders' Equity	$ 494,365	$ 250,513

OXFORD INDUSTRIES, INC
SEGMENT INFORMATION
(UNAUDITED)

$ in thousands	Quarters Ended		Twelve Months Ended
	May 30, 2003	May 31, 2002	May 30, 2003	May 31, 2002
Net Sales
Oxford Shirt Group	$ 48,426	$ 50,007	$ 201,567	$ 189,380
Lanier Clothes	38,015	39,382	157,385	153,060
Oxford Slacks	21,421	21,171	96,564	80,693
Oxford Womenswear	90,109	81,082	308,762	253,723
Corporate and Other	102	69	324	408
Net Sales	$ 198,073	$ 191,711	$ 764,602	$ 677,264

Earnings Before Interest and taxes
Oxford Shirt Group	$ 88	$ 2,463	$ 3,819	$ 742
Lanier Clothes	4,004	2,462	16,444	11,477
Oxford Slacks	1,558	1,446	7,574	3,823
Oxford Womenswear	6,255	4,633	17,321	9,538
Corporate and Other	(2,655)	(1,538)	(9,809)	(8,061)
Earnings Before Interest and taxes	$ 9,250	$ 9,466	$ 35,349	$ 17,519